Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Dreams, Inc. and Subsidiaries

We consent to the inclusion of our report dated March 29, 2010 in Form 10-K of Dreams, Inc. and Subsidiaries for the year ended December 31, 2009, relating to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.

/s/ Kramer Weisman and Associates, LLP

March 30, 2011

Davie, Florida